Exhibit 99.1

Southern National Bancorp of Virginia Inc. announces results for second quarter and first half of 2017 and declares a dividend of $0.08

MCLEAN, Va., July 27, 2017 /PRNewswire/ -- Southern National Bancorp of Virginia Inc. (NASDAQ: SONA) ("Southern National"), and its wholly-owned subsidiary Sonabank, announced today a net loss of ($2.8) million for the quarter ended June 30, 2017, or ($0.21) basic and diluted loss per share, and a net loss of ($788) thousand, or ($0.06) basic and diluted loss per share for the first half of 2017. That compares to net income of $2.8 million and $5.4 million for the three and six months ended June 30, 2016, respectively. Excluding tax-effected merger costs of $6.1 million for the second quarter of 2017 and $6.4 million for June 30, 2017 year-to-date related to the merger with Eastern Virginia Bankshares, Inc. ("EVBS"), adjusted net income (Non-GAAP) was $3.2 million and $5.6 million for the three and six months ended June 30, 2017, respectively.

The Board of Directors declared a dividend of $0.08 per share payable on August 25, 2017 to shareholders of record on August 14, 2017. This is our twenty-third consecutive quarterly dividend.

As of the close of business on June 23, 2017, Southern National completed its previously announced merger of EVBS with and into Southern National and the completion of the merger of EVBS's wholly-owned subsidiary, EVB, with and into Southern National's wholly-owned subsidiary, Sonabank. This combination brings together two banking companies with complementary business lines, creating one of the premier banking institutions headquartered in the Commonwealth of Virginia. As of June 30, 2017, the combined company has $2.63 billion in total assets, $2.02 billion in total deposits, and $2.03 billion in total loans.

Since the announcement of this transformational merger in December 2016, we have been diligently working on what is essentially a re-engineering of the combined bank post-merger. We have looked at the functions in both Southern National and EVBS, from the largest to the smallest – from the Credit Committees and the Credit Authorities to the function of the overdraft specialist in Special Assets. Throughout this process we have taken an open-minded approach and have used the best practices of each institution. This has been a hands on approach with the three members of the newly created Office of the Chairman, which includes Joe A. Shearin as President and CEO, Georgia S. Derrico as Executive Chairman and R. Roderick Porter as Executive Vice Chairman, making all the final decisions.

On matters related to credit, lending and loan closing and servicing, we have tended to use the Sonabank model. While on matters related to deposits and the retail branch network we have used the EVB model.

Our mandate to ourselves was to streamline operations without compromising quality control.

The results of our efforts to date are as follows:

As of November 30, 2016 Southern National had 162 full time equivalent employees (FTEs) and EVBS had 319 FTEs, for a combined total of 481 FTEs. As of June 30, 2017, the going forward total FTEs for the combined institution has been reduced by 90 FTEs to 391 FTEs, or a reduction of approximately 19%. This will ultimately result in an annualized reduction in salaries and employee benefits expense of approximately $6.0 million. Most of the FTE reductions will take effect in the fourth quarter of 2017. All employees whose positions have been eliminated have been informed and no further layoffs are anticipated. For those employees who had their position eliminated we have committed to pay severance and some of those employees will receive additional "pay to stay" payments for remaining through the core processing system conversion, which is scheduled to occur in mid-September 2017. The going forward savings in salaries and employee benefits expense is in line with our original estimate, which was for savings of approximately $5.5 million annually.

In addition, we have been working on the restructuring of our loan and investment securities portfolios, as well as a restructuring of our retail branch network:

We have sold almost all of EVB's classified loans except for several which have been charged down to their net realizable value. That portfolio was $17.6 million. Separately, we sold all of EVB's residential troubled debt restructurings (TDRs) loans. That portfolio was $5.5 million. The objective with the sale of these two portfolios was to clean up the loan portfolio and simplify the collection process. This clean up enabled us to reduce the combined special assets group from 9.5 FTEs to 3.5 FTEs.

EVB owned certain investment securities, which fit its balance sheet and tax positions but did not fit the combined bank's objectives. Therefore, we sold a portfolio of taxable municipal investment securities that are no longer necessary given the tax position of the combined entity going forward. That portfolio was $46.2 million. We also sold a portfolio of fixed-rate guaranteed SBA investment securities of $33.6 million that EVB owned, which despite a low yield, was attractive to EVB because of a regulatory risk weighting of 0%. Going forward the combined institution is no longer as capital constrained and has significant SBA loan-generation capacity without having to resort to the secondary market. As such, it will no longer be necessary to buy SBA investment securities. We did retain the floating-rate guaranteed SBA investment securities EVB owned and the combined institution will benefit from them if and when the Fed raises rates again. In addition, as part of the restructuring of investment securities, Sonabank sold $4.5 million in odd-lot MBS and CMO investment securities and realized a gain of $257 thousand.

As part of an overall restructuring of the combined institutions retail branch network, it was decided that we would close two full-service branches and one drive-thru facility in the Sonabank retail network. The Leesburg, Virginia drive-thru location was closed in July 2017, while the Broadview Avenue branch in Warrenton, Virginia and the Frederick, Maryland branch will both be closed in mid-September 2017 immediately prior to the core processing system conversion. The closing of these retail branch facilities will result in estimated annual cost savings of approximately $423 thousand. In addition, we are excited about the upcoming opening of our newest full-service branch in the River's Bend market. This branch, which was part of the EVBS merger, is located on East Hundred Road in Chesterfield County, Virginia. The River's Bend market is a dynamic growth area with new businesses and consumers entering the market every day. Additionally, this market compliments our focus on the south of Richmond market which includes Colonial Heights, Tri-Cities and Midlothian. The opening of the River's Bend branch is scheduled for early-October 2017 and we have received all applicable regulatory approvals.

Overview

  As noted earlier in this release, Southern National's merger with EVBS was completed on June 23, 2017. We are continuing to work on structuring the combined institution to streamline processes using the best of each institution. In addition, the core processing system conversion remains on schedule to occur in mid-September 2017.
  Loans, net of unearned income, increased to $2.03 billion at June 30, 2017 from $930.4 million at year end. The acquisition of EVBS contributed $1.04 billion in loans on June 23, 2017. Total loan originations were $73.4 million during the quarter ended June 30, 2017 including purchases of residential portfolio product from Southern Trust Mortgage ("STM"), our mortgage affiliate, in the amount of $25.2 million.
  Southern National's return on average assets was (0.90%) during the second quarter of 2017 compared to 1.04% in the same quarter last year. If we exclude the tax-effected merger expenses during the second quarter of 2017, the return on average assets would have been 1.03% (Non-GAAP) compared to 0.84% (Non-GAAP) during the first quarter of 2017.
  The return on average equity was (6.53%) in the second quarter of 2017, compared to 9.18% in the second quarter of 2016. If we exclude the tax-effected merger expenses during the second quarter of 2017, the return on average equity would have been 7.37% (Non-GAAP) compared to 7.57% (Non-GAAP) during the first quarter of 2017.

Net Interest Income

Net interest income was $11.2 million in the quarter ended June 30, 2017 compared to $10.2 million during the same period last year. Average loans during the second quarter of 2017 were $1.07 billion compared to $888.1 million during the same period last year. Southern National's net interest margin was 3.72% in the second quarter of 2017 compared to 4.06% during the second quarter of 2016. The interest expense on the subordinated note issued in January 2017 and the subordinated notes assumed through the merger with EVBS was $451 thousand for the second quarter of 2017, which reduced the net interest margin by 15 basis points. The accretion of the discount on loans acquired in the acquisitions of EVBS, Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $630 thousand to net interest income during the three months ended June 30, 2017 compared to $490 thousand during the second quarter of 2016.

Net interest income was $21.1 million during the six months ended June 30, 2017, compared to $19.9 million during the comparable period in the prior year. Average loans during the six months ended June 30, 2017 were $1.01 billion compared to $865.6 million during the same period last year. Southern National's net interest margin was 3.72% during the first half of 2017 compared to 4.06% during the six months ended June 30, 2016. The interest expense on the subordinated note issued in January 2017 and the subordinated notes assumed through the merger with EVBS was $780 thousand, which reduced the net interest margin by 14 basis points. The loan discount accretions on our four acquisitions were $1.1 million in the first half of 2017 compared to $1.0 million in the same period last year.

Noninterest income

During the second quarter of 2017 Southern National had noninterest income of $882 thousand compared to noninterest income of $1.0 million during the second quarter of 2016. We recognized income from our investment in STM, our mortgage affiliate, in the amount of $112 thousand compared to $552 thousand during the same quarter last year. Account maintenance and deposit service fees increased $139 thousand as compared to the same quarter last year, primarily due to the contribution of EVBS during the last seven days of the quarter. Other noninterest income increased $193 thousand as compared to the same quarter last year, primarily due to gains on sales of investment securities.

Noninterest income decreased to $815 thousand in the first six months of 2017 from $1.5 million in the first six months of 2016. The decrease was primarily due to the losses from the STM investment, partially offset by increases in account maintenance and deposit service fees and gains on sales of investment securities as discussed in the previous paragraph.

Noninterest Expense

Noninterest expenses were $14.8 million and $20.9 million during the second quarter and the first half of 2017, respectively, compared to $5.6 million and $11.7 million during the same periods in 2016. Expenses related to the merger with EVBS were $8.6 million and $8.9 million during the second quarter and the first half of 2017, respectively, compared to no merger expenses during the same periods last year. For the quarter ended June 30, 2017, we recognized impairments on Other Real Estate Owned (OREO) of $350 thousand, partially offset by gains of $84 thousand on sales of OREO. Year to date, OREO impairment expenses have totaled $400 thousand, which were partially offset by gains of $81 thousand on sales of OREO.

Loan Portfolio

Net loan growth in the second quarter of 2017 was $1.06 billion. The acquisition of EVBS contributed $1.04 billion in loans on June 23, 2017. Total loan originations were $73.4 million during the quarter ended June 30, 2017 including purchases of residential portfolio product from STM in the amount of $25.2 million.

The composition of our loan portfolio consisted of the following at June 30, 2017 and December 31, 2016:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	June 30, 2017			December 31, 2016
Loans secured by real estate:
Commercial real estate - owner-occupied	$ -	$ 396,489	$ 396,489	$ -	$ 154,807	$ 154,807
Commercial real estate - non-owner-occupied	-	465,065	465,065	-	279,634	279,634
Secured by farmland	-	13,405	13,405	-	541	541
Construction and land loans	-	188,093	188,093	-	91,067	91,067
Residential 1-4 family	9,808	446,303	456,111	10,519	220,291	230,810
Multi- family residential	-	72,014	72,014	-	30,021	30,021
Home equity lines of credit	14,860	138,082	152,942	17,661	11,542	29,203
Total real estate loans	24,668	1,719,451	1,744,119	28,180	787,903	816,083

Commercial loans	-	249,343	249,343	-	115,365	115,365
Consumer loans	-	41,405	41,405	-	856	856
Gross loans	24,668	2,010,199	2,034,867	28,180	904,124	932,304

Less deferred fees on loans	-	(1,707)	(1,707)	-	(1,889)	(1,889)
Loans, net of deferred fees	$ 24,668	$ 2,008,492	$ 2,033,160	$ 28,180	$ 902,235	$ 930,415

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering single family loans expires in December 2019.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended June 30, 2017 was $1.1 million, compared to $1.4 million for the same period last year. For the six months ended June 30, 2017, the loan loss provision was $1.6 million compared to $2.0 million for the same period last year. Charge offs for the three and six months ended June 30, 2017 were $876 thousand and $1.4 million, respectively, compared to $1.7 million and $2.1 million, respectively, for the same periods in 2016.

OREO as of June 30, 2017 was $8.5 million compared to $8.6 million as of the end of the previous year.

Non-covered nonaccrual loans were $1.1 million (excluding $2.0 million of loans fully covered by SBA guarantees) at June 30, 2017 compared to $1.6 million (excluding $2.2 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 0.92% at the end of 2016 to 0.37% at June 30, 2017. The main factor driving the 55 basis point decline in the ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to non-covered assets was the additional $1.04 billion of loans acquired from EVBS that were classified as performing when marked to fair value on June 23, 2017. The unguaranteed portions of the nonperforming SBA loans have been charged off.

Southern National's allowance for loan losses as a percentage of non-covered total loans at June 30, 2017 was 0.46%, compared to 0.95% at the end of 2016. The main factor driving the 49 basis point decline in the allowance for loan losses as a percentage of non-covered total loans in the first half of 2017 was the loans acquired from EVBS, totaling $1.04 billion at June 23, 2017, which were marked to fair value at the merger date. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $270.0 million at June 30, 2017 up from $89.2 million at December 31, 2016. The merger with EVBS contributed $182.8 million in available for sale and held to maturity investment securities on June 23, 2017.

Securities in our investment portfolio as of June 30, 2017 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $35.8 million and residential government-sponsored collateralized mortgage obligations in the amount of $10.2 million corporate bonds in the amount of $2.0 million
  collateralized mortgage obligations in the amount of $66.1 million commercial mortgage-backed securities in the amount of $28.1 million
  SBA loan pool securities in the amount of $26.9 million
  callable agency securities in the amount of $52.9 million
  municipal bonds in the amount of $42.3 million with a taxable equivalent yield of 3.45% and ratings ranging from Aaa to Aa1 (Moody's) and AAA to AA- (Standard & Poor's)
  trust preferred securities in the amount of $5.7 million, $3.3 million of which is Alesco VII A1B which is rated A1 (Moody's), BBB+ (Standard and Poor's) and A (Fitch)

During the first six months of 2017, we purchased $10.0 million of callable agency securities. One callable agency security in the amount of $5.0 million was called. Additionally, during the second quarter of 2017, as part of our restructuring of our investment securities portfolio, we sold $3.2 million of odd-lot residential government-sponsored mortgage-backed securities and $1.3 million of odd-lot residential government-sponsored collateralized mortgage obligations.

Deposits

Total deposits were $2.02 billion at June 30, 2017 compared to $913.0 million at December 31, 2016. The merger with EVBS contributed $1.15 billion in deposits on June 23, 2017.

Stockholders' Equity

Total stockholders' equity increased from $126.3 million at December 31, 2016 to $323.3 million at June 30, 2017 primarily as a result of the consideration paid in the merger with EVBS. Our estimated Tier 1 Risk Based Capital Ratios were 10.30% and 12.18% for Southern National and Sonabank, respectively, as of June 30, 2017.

Southern National is a bank holding company with assets of $2.63 billion at June 30, 2017. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At June 30, 2017, Sonabank had thirty-nine retail branches in Virginia, located in the counties of Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg (2), Middleburg, New Market, Newport News, Richmond (2), South Riding, Warrenton (2), and Williamsburg, and eight retail branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Reconciliation of Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Southern National uses non-GAAP financial measures, net income and return on average assets and equity excluding merger expenses, to analyze its performance excluding merger related expenses. See reconciliation table on page 10.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$ 44,600	$ 47,392
Investment securities-available for sale	166,976	3,918
Investment securities-held to maturity	103,055	85,300
Stock in Federal Reserve Bank and Federal Home Loan Bank	13,808	7,929
Loans receivable, net of unearned income	2,033,160	930,415
Allowance for loan losses	(9,197)	(8,610)
Net loans	2,023,963	921,805
Loans held for sale	16,726	-
Intangible assets	110,813	11,388
Bank premises and equipment, net	36,756	8,227
Bank-owned life insurance	50,187	23,826
Deferred tax assets, net	22,573	6,780
Other assets	41,309	25,878
Total assets	$ 2,630,766	$ 1,142,443

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$ 666,714	$ 124,779
Money market accounts	380,478	129,835
Savings accounts	168,029	52,755
Time deposits	804,938	605,613
Total deposits	2,020,159	912,982
Federal Home Loan Bank advances - short term	201,475	95,000
Subordinated notes	56,409	-
Other liabilities	29,457	8,117
Total liabilities	2,307,500	1,016,099
Stockholders' equity	323,266	126,344
Total liabilities and stockholders' equity	$ 2,630,766	$ 1,142,443

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest and dividend income	$ 14,249	$ 12,291	$ 26,794	$ 23,964
Interest expense	3,044	2,117	5,698	4,078
Net interest income	11,205	10,174	21,096	19,886
Provision for loan losses	1,050	1,387	1,600	2,012
Net interest income after provision for loan losses	10,155	8,787	19,496	17,874
Account maintenance and deposit service fees	367	228	580	451
Income from bank-owned life insurance	163	175	326	349
Equity income (loss) from mortgage affiliate	112	552	(367)	632
Other	240	47	276	81
Noninterest income	882	1,002	815	1,513
Employee compensation and benefits	3,106	2,926	6,004	6,054
Occupancy expenses	1,091	1,033	2,129	2,031
FDIC assessments	68	168	205	313
Amortization of FDIC indemnification asset	176	203	367	419
Net loss (gain) on other real estate owned	266	(38)	319	83
Merger expenses	8,603	-	8,926	-
Other expenses	1,531	1,315	2,944	2,750
Noninterest expense	14,841	5,607	20,894	11,650
(Loss) income before income taxes	(3,804)	4,182	(583)	7,737
Income tax (benefit) expense	(962)	1,393	205	2,382
Net (loss) income	$ (2,842)	$ 2,789	$ (788)	$ 5,355

Reconciliation of Non-GAAP Financial Measures

	For the Three Months Ended		For the Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	2017	2016	2017	2016
Net income excluding merger expenses
Net (loss) income	$ (2,842)	$ 2,789	$ (788)	$ 5,355
Merger expenses	8,603	-	8,926	-
Income tax effect of adjustment	(2,513)	-	(2,522)	-
Net income excluding merger expenses (Non-GAAP)	$ 3,248	$ 2,789	$ 5,616	$ 5,355

Return on average assets excluding merger expenses
Return on average assets	-0.90%	1.04%	-0.13%	1.02%
Effect to adjust for merger expenses	1.93%	-	1.06%	-
Return on average assets excluding merger expenses (Non-GAAP)	1.03%	1.04%	0.93%	1.02%

Return on average equity excluding merger expenses
Return on average equity	-6.53%	9.18%	-0.99%	8.87%
Effect to adjust for merger expenses	13.90%	-	8.03%	-
Return on average equity excluding merger expenses (Non-GAAP)	7.37%	9.18%	7.04%	8.87%

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Per Share Data:
(Loss) earnings per share - Basic	$ (0.21)	$ 0.23	$ (0.06)	$ 0.44
(Loss) earnings per share - Diluted	$ (0.21)	$ 0.23	$ (0.06)	$ 0.43
Book value per share			$ 13.52	$ 10.04
Tangible book value per share			$ 8.89	$ 9.10
Weighted average shares outstanding - Basic	13,230,996	12,248,635	12,771,761	12,242,847
Weighted average shares outstanding - Diluted	13,550,000	12,395,430	13,362,050	12,394,312
Shares outstanding at end of period			23,910,353	12,248,943

Selected Performance Ratios and Other Data (1):
Return on average assets	-0.90%	1.04%	-0.13%	1.02%
Return on average equity	-6.53%	9.18%	-0.99%	8.87%
Yield on earning assets	4.73%	4.90%	4.73%	4.89%
Cost of funds	1.24%	0.98%	1.23%	0.97%
Net interest margin	3.72%	4.06%	3.72%	4.06%
Net charge-offs to average loans	0.05%	0.19%	0.10%	0.23%
Amortization of intangibles	$ 80	$ 62	$ 129	$ 124

	As of
	June 30,	December 31,
	2017	2016

Stockholders' equity to total assets	12.29%	11.06%
Tier 1 risk-based capital ratio (estimated for June 30, 2017)	10.30%	12.69%
Intangible assets:
Goodwill	$ 99,166	$ 10,514
Core deposit intangible	11,647	874
Total	$ 110,813	$ 11,388

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 3,107	$ 3,795
Loans past due 90 days and accruing interest	-	-
Other real estate owned	8,478	8,617
Total nonperforming assets	$ 11,585	$ 12,412
Allowance for loan losses to total non-covered loans	0.46%	0.95%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.37%	0.92%

(1) Selected performance ratios and other data are annualized except net charge-offs and the amortization of intangibles.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.0 million and $2.2 million at June 30, 2017 and December 31, 2016, respectively.

Contacts:	Addresses:
Joe A. Shearin, President and CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, Virginia 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, Virginia 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com